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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      ------------------------------------

                                    FORM 8-K
                                 CURRENT REPORT

                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                      ------------------------------------

                                 JULY 20, 2000
                                 Date of Report

                          PHILIP SERVICES CORPORATION
             (Exact Name of Registrant as specified in its charter)

          DELAWARE                        0-30417                        98-131394
(State or other jurisdiction      (Commission File Number)      (IRS Employer Identification
     of incorporation)                                                      No.)

  100 KING STREET WEST, P.O. BOX 2440, LCD1, HAMILTON, ONTARIO, CANADA L8N 4J6
          (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code: (905) 521-1600

                                 NOT APPLICABLE
         (Former name or former address, if changed since last report)

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

ITEM 5: OTHER EVENTS

     This Form 8-K contains information relating to Philip Services Corp., an Ontario company (the "Predecessor Company") and its subsidiaries which have been prepared by management of Philip Services Corporation, a Delaware corporation (the "Reorganized Company"). On April 7, 2000, the Predecessor Company transferred substantially all of its assets and liabilities (except for liabilities subject to compromise), at fair value, to the Reorganized Company or its subsidiaries. The liabilities subject to compromise of $726.5 million were retained by the Predecessor Company and as a result, the Predecessor Company is now insolvent. Management of the Reorganized Company has determined that financial information of the Predecessor Company at and for the fiscal year ended December 31, 1999 and 1998, may be of interest to shareholders of the Reorganized Company and as such prepared these financial statements. However, this information has not been audited or subject to review procedures by any auditor of the Predecessor Company or the Reorganized Company. Readers should therefore review this material with caution and not rely on the information.

     The Securities and Exchange Commission and the Ontario Securities Commission ("OSC") are conducting investigations of the Predecessor Company regarding the circumstances surrounding the restatement of its 1995, 1996 and 1997 financial statements. The OSC is also reviewing the disclosure contained in a prospectus filed by the Predecessor Company in November 1997.

     On June 25, 1999, the Predecessor Company and substantially all of its wholly-owned subsidiaries located in the United States (the "U.S. Debtors"), filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the "U.S. Court"). The Predecessor Company and substantially all of its wholly-owned subsidiaries located in Canada (the "Canadian Debtors") commenced proceedings under the Companies' Creditors Arrangements Act in Canada in the Ontario Superior Court of Justice (the "Canadian Court") on the same date.

     On July 12, 1999, the U.S. Debtors filed a Joint Plan of Reorganization (the "U.S. Plan") with the U.S. Court and on July 15, 1999, the Canadian Debtors filed a Plan of Compromise and Arrangement (the "Canadian Plan") with the Canadian Court. In August 1999, a number of motions were brought before the Canadian Court challenging the fairness of the Canadian Plan. As a result the Predecessor Company filed an amended plan in the U.S. Court on September 21, 1999 (the "Amended U.S. Plan") and an amended plan in the Canadian Court on September 24, 1999 (the "Amended Canadian Plan"). On November 2, 1999, the Predecessor Company filed a Supplement to the Amended Canadian Plan (the "Canadian Plan Supplement"). The Canadian Plan Supplement amended and restated the Amended Canadian Plan and provided that substantially all of the assets of the Canadian Debtors be transferred to new companies that, on the implementation of the Amended U.S. Plan became wholly-owned subsidiaries of the Reorganized Company. All the shares held by the Predecessor Company in the Reorganized Company were cancelled under the Amended U.S. Plan. On November 5, 1999, the Predecessor Company's lenders voted to approve the Canadian Plan Supplement. On November 26, 1999 a hearing was held in the Canadian Court at which the Canadian Plan Supplement was sanctioned. On November 30, 1999, the Amended U.S. Plan was confirmed in the U.S. Court. On March 8, 2000, the Canadian Plan Supplement was amended to permit the sale of the UK Metals business and certain tax restructuring issues. On March 20, 1999, a similar amendment was made by the U.S. Court with respect to the Amended U.S. Plan. The Amended U.S. Plan and the Canadian Plan Supplement (collectively the "Plan") became effective on April 7, 2000. Under the Plan, the Reorganized Company emerged from bankruptcy protection as a new public entity.

     Under the Plan, syndicate debt of the Predecessor Company of $1 billion has been converted into $250 million of senior secured debt, $100 million of convertible secured payment in-kind debt and 91% of the common shares of the Reorganized Company. The secured payment in-kind debt is convertible into 25% of the common shares of the Reorganized Company on a fully diluted basis as of the Plan effective date. The Plan also provided for the conversion of certain specified impaired unsecured claims, into $60 million of unsecured payment in-kind notes and 5% of the common shares of the Reorganized Company as of the Plan effective date. The Plan allowed certain holders of the unsecured claims to receive $1.50 in face amount of unsecured convertible notes in exchange for every $1.00 in unsecured payment-in kind notes that such holder would have received under the Plan. The aggregate amount of unsecured convertible notes issued will not exceed $18 million.

The Reorganized Company also issued 1.5% of its common shares to Canadian and U.S. class action plaintiffs to settle all class action claims. Other potential equity claimants received 0.5% of the common shares of the Reorganized Company and the shareholders of the Predecessor Company received 2% of the common shares of the Reorganized Company.

           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion reviews the Predecessor Company's operations for the years ended December 31, 1999 and 1998 and should be read in conjunction with the Predecessor Company's Consolidated Financial Statements and related notes thereto. The Predecessor Company reports in U.S. dollars and in accordance with U.S. generally accepted accounting principles.

     The following table shows, for the periods indicated, the results of operations of the Predecessor Company:

                                                   THREE MONTHS ENDED          YEAR ENDED
                                                       DECEMBER 31            DECEMBER 31
                                                   -------------------   ----------------------
                                                     1999       1998       1999         1998
                                                   --------   --------   ---------   ----------
                                                     (Unaudited in millions of U.S. dollars)
Continuing operations:
  Revenue........................................  $  425.1   $  460.0   $ 1,621.1   $  2,409.7
  Special charges................................        --      761.3          --      1,109.9
  Loss from operations...........................     (25.2)    (815.3)      (73.0)    (1,213.7)
  Interest expense...............................       0.3       23.1        52.8         76.4
  Loss from operations before tax and
     reorganization costs........................     (25.1)    (836.0)     (123.5)    (1,288.5)
  Reorganization costs...........................      85.8         --       164.2           --
  Net loss.......................................     (99.8)    (842.5)     (282.1)    (1,329.9)
  Loss per share (basic & diluted)...............     (0.76)     (6.42)      (2.15)      (10.14)
Discontinued operations:
  Net earnings (loss)............................      (5.2)     (25.4)       29.4       (256.9)
  Earnings (loss) per share (basic & diluted)....     (0.04)     (0.19)       0.22        (1.96)

     Revenue from continuing operations for the year ended December 31, 1999 was $1.6 billion compared to $2.4 billion for the year ended December 31, 1998. Over $160 million of this revenue decrease is attributable to the sale or exit of non-core businesses. The brokerage revenue declined by $285 million in 1999 compared to 1998 due to reductions in price and volumes. For the 1999 fiscal year, the loss from operations of $73 million included professional fees and other restructuring costs of $23 million. In the prior year, the loss from operations in 1998 was $1,214 million, which included special charges of $1,110 million.

     Including reorganization costs of $164.2 million and accrued but unpaid interest of approximately $50 million, the net loss from continuing operations was $282.1 million ($2.15 per share) for the year ended December 31, 1999. Special charges of $1.2 billion were included in the loss from continuing operations of $1.3 billion ($10.14 per share) for the year ended December 31, 1998.

REORGANIZATION COSTS

     Reorganization costs of $164.2 million were recorded during fiscal year 1999 including $118 million relating to the revaluation of assets and liabilities to fair value, $20 million relating to professional fees, $13 million relating to employee severance and retention programs and $13 million in additional legal claims and other costs.

SPECIAL CHARGES

     The following table summarizes the special charges recorded by the Predecessor Company in 1998 and identifies where they are recorded in the Statement of Earnings:

Asset impairments and other costs recorded as special
  charges...................................................  $1,109.9
Costs recorded as selling, general and administrative
  expense...................................................      61.0
Writedowns of investments recorded as other income and
  expense...................................................      38.2
                                                              --------
                                                              $1,209.1
                                                              ========

     The special charges in 1998 reflect the effects of impairments of fixed assets and goodwill of $1.1 billion as well as charges for financing fees and debt restructuring costs, reduction in the carrying value of the Predecessor Company's long-term investments, additional provisions for doubtful accounts receivable and severance and other costs relating to the restructuring. Estimates of future cash flows and enterprise value were used to determine the amount of asset impairments.

                             PHILIP SERVICES CORP.
                             (PREDECESSOR COMPANY)

                          CONSOLIDATED BALANCE SHEETS
                    (UNAUDITED IN THOUSANDS OF U.S. DOLLARS)

                                                                    DECEMBER 31
                                                              ------------------------
                                                                 1999          1998
                                                              ----------    ----------
ASSETS
Current Assets:
  Cash and equivalents......................................  $   48,316    $   60,727
  Accounts receivable (net of allowance for doubtful
     Accounts of $23,938; December 31, 1998 -- $24,354).....     305,441       302,204
  Inventory for resale......................................      38,939        32,633
  Other current assets (Note 5).............................     107,688       185,390
                                                              ----------    ----------
                                                                 500,384       580,954
Fixed assets (Note 6).......................................     303,639       416,936
Other assets (Note 7).......................................      57,556       100,967
                                                              ----------    ----------
                                                              $  861,579    $1,098,857
                                                              ==========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Liabilities Not Subject to Compromise:
  Current Liabilities:
     Accounts payable.......................................  $  110,762    $   86,584
     Accrued liabilities (Note 8)...........................     136,256       182,707
     Current maturities of long-term debt (Note 10).........      11,917     1,083,831
                                                              ----------    ----------
                                                                 258,935     1,353,122
  Long-term debt (Note 10)..................................       5,268        13,715
  Deferred income taxes (Note 15)...........................       5,020        15,982
  Other liabilities (Note 11)...............................      97,021       109,163
Liabilities Subject to Compromise (Note 9)..................   1,136,468            --
Commitments and contingencies (Notes 1, 23 and 25)
Shareholders' equity (deficit)..............................    (641,133)     (393,125)
                                                              ----------    ----------
                                                              $  861,579    $1,098,857
                                                              ==========    ==========

     These financial statements contain information relating to Philip Services Corp., an Ontario company (the "Predecessor Company") and its subsidiaries which have been prepared by management of Philip Services Corporation, a Delaware corporation (the "Reorganized Company"). On April 7, 2000, the Predecessor Company transferred substantially all of its assets and liabilities (except for liabilities subject to compromise), at fair value, to the Reorganized Company or its subsidiaries. The liabilities subject to compromise of $726.5 million were retained by the Predecessor Company and as a result, the Predecessor Company is now insolvent. Management of the Reorganized Company has determined that financial information of the Predecessor Company at and for the fiscal year ended December 31, 1999 and 1998 may be of interest to shareholders of the Reorganized Company and as such prepared these financial statements. However, this information has not been audited or subject to review procedures by any auditor of the Predecessor Company or the Reorganized Company. Readers should therefore review this material with caution and not rely on the information. The accompanying notes are an integral part of these financial statements.

                             PHILIP SERVICES CORP.
                             (PREDECESSOR COMPANY)

                      CONSOLIDATED STATEMENTS OF EARNINGS
                                  (UNAUDITED)
                     (IN THOUSANDS OF U.S. DOLLARS, EXCEPT
                          SHARE AND PER SHARE AMOUNTS)

                                                               YEARS ENDED DECEMBER 31
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
Revenue.....................................................  $ 1,621,101   $ 2,409,677
Operating expenses..........................................    1,462,348     2,146,677
Special charges (Note 19)...................................           --     1,109,877
Selling, general and administrative costs...................      177,919       269,594
Depreciation and amortization...............................       53,786        97,229
                                                              -----------   -----------
Loss from operations........................................      (72,952)   (1,213,700)
Interest expense............................................       52,774        76,432
Other income and expense -- net.............................       (3,772)       (1,648)
Cumulative effect of change in accounting principle
  (Note 20).................................................        1,543            --
                                                              -----------   -----------
Loss from continuing operations before tax and
  reorganization costs......................................     (123,497)   (1,288,484)
Reorganization costs (Note 21)..............................      164,205            --
Income taxes................................................       (5,616)       41,443
                                                              -----------   -----------
Loss from continuing operations.............................     (282,086)   (1,329,927)
Discontinued operations (net of tax) (Note 3)...............       29,443      (256,945)
                                                              -----------   -----------
Net loss....................................................  $  (252,643)  $(1,586,872)
                                                              ===========   ===========
Basic and diluted earnings (loss) per share (Note 16)
Continuing operations.......................................  $     (2.15)  $    (10.14)
Discontinued operations.....................................         0.22         (1.96)
                                                              -----------   -----------
                                                              $     (1.93)  $    (12.10)
                                                              ===========   ===========
Weighted average number of common shares outstanding
  (000's)...................................................      131,144       131,130
                                                              ===========   ===========

     These financial statements contain information relating to Philip Services Corp., an Ontario company (the "Predecessor Company") and its subsidiaries which have been prepared by management of Philip Services Corporation, a Delaware corporation (the "Reorganized Company"). On April 7, 2000, the Predecessor Company transferred substantially all of its assets and liabilities (except for liabilities subject to compromise), at fair value, to the Reorganized Company or its subsidiaries. The liabilities subject to compromise of $726.5 million were retained by the Predecessor Company and as a result, the Predecessor Company is now insolvent. Management of the Reorganized Company has determined that financial information of the Predecessor Company at and for the fiscal year ended December 31, 1999 and 1998 may be of interest to shareholders of the Reorganized Company and as such prepared these financial statements. However, this information has not been audited or subject to review procedures by any auditor of the Predecessor Company or the Reorganized Company. Readers should therefore review this material with caution and not rely on the information. The accompanying notes are an integral part of these financial statements.

                             PHILIP SERVICES CORP.
                             (PREDECESSOR COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    (UNAUDITED IN THOUSANDS OF U.S. DOLLARS)

                                                              YEARS ENDED DECEMBER 31
                                                              ------------------------
                                                                1999          1998
                                                              ---------    -----------
OPERATING ACTIVITIES
Net loss from continuing operations.........................  $(282,086)   $(1,329,927)
Items included in earnings not affecting cash
  Depreciation and amortization.............................     53,786         73,090
  Amortization of goodwill..................................         --         24,139
  Accrued but unpaid interest (Note 9a).....................     49,540             --
  Deferred income taxes.....................................         --         33,092
  Writedown of investments..................................      4,220             --
  Gain on sale of assets....................................     (3,523)       (16,843)
  Non-cash reorganization costs.............................    112,874             --
  Special charges (Note 18).................................         --      1,209,141
                                                              ---------    -----------
Cash flow from continuing operations........................    (65,189)        (7,308)
Changes in non-cash working capital (Note 14)...............     56,621        (51,745)
                                                              ---------    -----------
Cash used in continuing operating activities................     (8,568)       (59,053)
Cash used in discontinued operating activities..............     (2,249)        (2,349)
                                                              ---------    -----------
Cash used in operating activities...........................    (10,817)       (61,402)
                                                              ---------    -----------
INVESTING ACTIVITIES
Proceeds from sale of operations (Note 4)...................     23,085        104,922
Acquisitions -- including acquired cash (bank
  indebtedness).............................................         --        (22,181)
Purchase of fixed assets....................................    (27,438)       (56,289)
Proceeds from sale of fixed assets..........................     16,647         25,785
Other -- net................................................    (12,613)       (12,155)
                                                              ---------    -----------
Cash provided by (used in) continuing investing
  activities................................................       (319)        40,082
Cash provided by (used in) investing activities of
  discontinued operations...................................     72,123        (21,868)
                                                              ---------    -----------
Cash provided by investing activities.......................     71,804         18,214
                                                              ---------    -----------
FINANCING ACTIVITIES
Proceeds from long-term debt................................        140        202,570
Principal payments on long-term debt........................    (75,982)      (103,624)
Common shares issued for cash...............................         --            566
                                                              ---------    -----------
Cash provided by (used in) continuing financing
  activities................................................    (75,842)        99,512
Cash provided by (used in) financing activities of
  discontinued operations...................................      2,444        (22,988)
                                                              ---------    -----------
Cash provided by (used in) financing activities.............    (73,398)        76,524
                                                              ---------    -----------
Net change in cash for the year.............................    (12,411)        33,336
Cash and equivalents, beginning of year.....................     60,727         27,391
                                                              ---------    -----------
Cash and equivalents, end of year...........................  $  48,316    $    60,727
                                                              =========    ===========

     These financial statements contain information relating to Philip Services Corp., an Ontario company (the "Predecessor Company") and its subsidiaries which have been prepared by management of Philip Services Corporation, a Delaware corporation (the "Reorganized Company"). On April 7, 2000, the Predecessor Company transferred substantially all of its assets and liabilities (except for liabilities subject to compromise), at fair value, to the Reorganized Company or its subsidiaries. The liabilities subject to compromise of $726.5 million were retained by the Predecessor Company and as a result, the Predecessor Company is now insolvent. Management of the Reorganized Company has determined that financial information of the Predecessor Company at and for the fiscal year ended December 31, 1999 and 1998 may be of interest to shareholders of the Reorganized Company and as such prepared these financial statements. However, this information has not been audited or subject to review procedures by any auditor of the Predecessor Company or the Reorganized Company. Readers should therefore review this material with caution and not rely on the information. The accompanying notes are an integral part of these financial statements.

                             PHILIP SERVICES CORP.
                             (PREDECESSOR COMPANY)

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                    (UNAUDITED IN THOUSANDS OF U.S. DOLLARS)

                                                                          OTHER
                                                       RETAINED        ACCUMULATED           TOTAL
                                         COMMON        EARNINGS       COMPREHENSIVE      SHAREHOLDERS'
                                          STOCK        (DEFICIT)     EARNINGS (LOSS)    EQUITY (DEFICIT)
                                       -----------    -----------    ---------------    ----------------
Balance, December 31, 1997.........    $ 1,348,066    $   (86,274)      $(44,851)          $1,216,941
Common shares issued...............            566             --             --                  566
Tax benefit on stock option
  exercise.........................          2,850             --             --                2,850
Comprehensive loss:
  Net loss.........................             --     (1,586,872)            --
  Foreign currency translation
     adjustments...................             --             --        (26,610)
Total comprehensive loss...........                                                        (1,613,482)
                                       -----------    -----------       --------           ----------
Balance, December 31, 1998.........      1,351,482     (1,673,146)       (71,461)            (393,125)
Comprehensive loss:
  Net loss.........................             --       (252,643)            --
  Foreign currency translation
     adjustments...................             --             --          4,635
Total comprehensive loss...........                                                          (248,008)
                                       -----------    -----------       --------           ----------
Balance, December 31, 1999.........    $ 1,351,482    $(1,925,789)      $(66,826)          $ (641,133)
                                       ===========    ===========       ========           ==========

     These financial statements contain information relating to Philip Services Corp., an Ontario company (the "Predecessor Company") and its subsidiaries which have been prepared by management of Philip Services Corporation, a Delaware corporation (the "Reorganized Company"). On April 7, 2000, the Predecessor Company transferred substantially all of its assets and liabilities (except for liabilities subject to compromise), at fair value, to the Reorganized Company or its subsidiaries. The liabilities subject to compromise of $726.5 million were retained by the Predecessor Company and as a result, the Predecessor Company is now insolvent. Management of the Reorganized Company has determined that financial information of the Predecessor Company at and for the fiscal year ended December 31, 1999 and 1998 may be of interest to shareholders of the Reorganized Company and as such prepared these financial statements. However, this information has not been audited or subject to review procedures by any auditor of the Predecessor Company or the Reorganized Company. Readers should therefore review this material with caution and not rely on the information. The accompanying notes are an integral part of these financial statements.

                             PHILIP SERVICES CORP.
                             (PREDECESSOR COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1)  BASIS OF PRESENTATION

     These financial statements contain information relating to Philip Services Corp., an Ontario company (the "Predecessor Company") and its subsidiaries which have been prepared by management of Philip Services Corporation, a Delaware corporation (the "Reorganized Company"). On April 7, 2000, the Predecessor Company transferred substantially all of its assets and liabilities (except for liabilities subject to compromise), at fair value, to the Reorganized Company or its subsidiaries. The liabilities subject to compromise of $726.5 million were retained by the Predecessor Company and as a result, the Predecessor Company is now insolvent. Management of the Reorganized Company has determined that financial information of the Predecessor Company at and for the fiscal year ended December 31, 1999 and 1998 may be of interest to shareholders of the Reorganized Company and as such prepared these financial statements. However, this information has not been audited or subject to review procedures by any auditor of the Predecessor Company or the Reorganized Company. Readers should therefore review this material with caution and not rely on the information.

     These financial statements were issued on June 2, 2000 and therefore the following notes to the consolidated financial statements are based on information up to that date.

     Philip Services Corp. was an integrated metals recovery and industrial services company, which provided metal recovery and processing services, by-products recovery and industrial outsourcing services to major industry sectors throughout North America and Europe.

     The consolidated financial statements have been prepared in U.S. dollars using accounting principles generally accepted in the United States except that these consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern which would assume that the Predecessor Company will realize the carrying value of its assets, and satisfy its obligations and commitments except as otherwise disclosed, in the normal course of business. However, because of the reorganization and the circumstances relating to this event, the Predecessor Company is insolvent, and therefore will not be able to realize the carrying value of its assets and satisfy its obligations and commitments. The financial statements do not give effect to any adjustments to the carrying value of assets or amounts and priority of liabilities that would be necessary under the basis of accounting principles which would be applicable to an insolvent company.

     The preparation of financial statements in conformity with generally accepted accounting principles requires the Predecessor Company to make estimates and assumptions that affect reported amounts of assets, liabilities, income and expenses and disclosures of contingencies. Actual results could differ from the estimates and judgments made in preparing these financial statements.

     For all periods presented, the Consolidated Financial Statements and Notes to the Consolidated Financial Statements disclose the Utilities Management division sold in May 1999 and the Predecessor Company's Copper and Non-ferrous operations discontinued in 1998 as discontinued operations, as discussed in Note 3.

BANKRUPTCY FILING AND PLAN OF REORGANIZATION

     On June 25, 1999, the Predecessor Company and substantially all of its wholly-owned subsidiaries located in the United States (the "U.S. Debtors") filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the "U.S. Court"). The Predecessor Company and substantially all of its wholly-owned subsidiaries located in Canada (the "Canadian Debtors") commenced proceedings under the Companies' Creditors Arrangement Act ("CCAA") in Canada in the Ontario Superior Court of Justice (the "Canadian Court") on the same date. The U.S. Debtors and the Canadian Debtors (collectively the "Debtors") were operating as debtors-in-possession under the supervision of the U.S. Court and Canadian Court (collectively the "Courts"). Under these proceedings, substantially all

                             PHILIP SERVICES CORP.
                             (PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

(1)  BASIS OF PRESENTATION (continued)
liabilities, litigation and claims against the Debtors in existence at the filing date were stayed unless the stay was modified or lifted or payment was otherwise authorized by the Courts. The Debtors were authorized to continue to pay in the ordinary course of their business both the pre-petition and post-petition claims of trade creditors who continued to supply trade credit on terms at least as favourable as those previously extended and to pay the outstanding and future wages, salaries, employee benefits and other like amounts due or accruing to current employees. With the interim and final orders received in July 1999, the Courts also authorized and directed the Debtors to enter into debtor-in-possession ("DIP") financing which provided financing of up to $100 million and allowed the Debtors access to $93 million of proceeds remaining from previous sales of non-core assets. As of December 31, 1999, the Predecessor Company had drawn $77.5 million of these asset sale proceeds and except for up to $15 million in letters of credit, no amounts could be drawn on the DIP facility until all of the asset proceeds were utilized.

     On July 12, 1999, the U.S. Debtors filed a Joint Plan of Reorganization (the "U.S. Plan") with the U.S. Court and on July 15, 1999, the Canadian Debtors filed a Plan of Compromise and Arrangement (the "Canadian Plan") with the Canadian Court. In August 1999, a number of motions were brought before the Canadian Court challenging the fairness of the Canadian Plan. The motions were brought by, among others, certain of the Predecessor Company's creditors claiming contribution and indemnity from the Predecessor Company, including Deloitte & Touche LLP, the underwriters of the Predecessor Company's November 1997 public offering (the "Underwriters") and certain former directors and officers. In respect of the August 1999 motions, it was held that the Canadian Plan as initially filed, failed to comply with the procedural and statutory requirements of the CCAA regime. As a result of the decision, the Predecessor Company filed an amended plan in the U.S. Court on September 21, 1999 (the "Amended U.S. Plan") and an amended plan in the Canadian Court on September 24, 1999 (the "Amended Canadian Plan"). In summary, the Amended Canadian Plan provided that in order for the Predecessor Company to be able to propose a restructuring plan to its unsecured creditors, the Predecessor Company had to by October 27, 1999, either (a) arrive at a settlement with each of the contribution and indemnity claimants or (b) agree with each of the contribution and indemnity claimants as to the amount of each of their claims and have the agreement of each such claimant that they would vote in favour of the plan. In an attempt to arrive at a global settlement and therefore meet the conditions of the Amended Canadian Plan, a mediation was held on October 25th and October 26th, 1999 involving various parties. The mediation was unsuccessful and the Predecessor Company brought a motion returnable November 1, 1999, to cancel the meeting of the affected unsecured creditors scheduled for November 2, 1999 and filed a Supplement to the Amended Canadian Plan (the "Canadian Plan Supplement"). The Canadian Plan Supplement amended and restated the Amended Canadian Plan such that the only affected class of creditors were the holders of secured lender claims and unsecured creditors were no longer affected. The Canadian Plan Supplement provided that substantially all of the assets of the Canadian debtors be transferred to new companies that, on the implementation of the Amended U.S. Plan would be wholly-owned subsidiaries of the Reorganized Company. All the shares held by the Predecessor Company in the Reorganized Company were cancelled under the Amended U.S. Plan. The motions brought by the Predecessor Company, Deloitte & Touche LLP and the Underwriters were heard in the Canadian Courts on November 1, 1999 at which time the judge reserved decision until November 5, 1999. On November 3, 1999 a hearing was held in the U.S. Court to consider confirmation of the Amended U.S. Plan. At that hearing, the U.S. court overruled all remaining objections to the Amended U.S. Plan and adjourned the hearing to November 30, 1999 to review the terms of the exit financing facility. On November 4, 1999, the Canadian Court allowed the motion to cancel the meeting of the unsecured creditors in Canada and the motions of Deloitte & Touche LLP and the Underwriters were dismissed. On November 5, 1999, the Predecessor Company's lenders voted to approve the Canadian Plan Supplement. On November 26, 1999, a hearing was held in the Canadian Court at which the Canadian Plan Supplement was sanctioned. On November 30, 1999, the Amended U.S. Plan

                             PHILIP SERVICES CORP.
                             (PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

(1)  BASIS OF PRESENTATION (continued)
was confirmed in the U.S. Court. On March 8, 2000, the Canadian Plan Supplement was amended to permit the sale of the UK Metals business and certain tax restructuring issues. On March 20, 2000, a similar hearing was held in the U.S. Court with respect to the Amended U.S. Plan. The Amended U.S. Plan and the Canadian Plan Supplement (collectively the "Plan") became effective on April 7, 2000. Under the Plan, the Reorganized Company emerged from bankruptcy protection as a new public entity.

     Under the Plan, syndicate debt of the Predecessor Company of $1 billion has been converted into $250 million of senior secured debt, $100 million of convertible secured payment in-kind debt and 91% of the common shares of the Reorganized Company. The secured payment in-kind debt is convertible into 25% of the common shares of the Reorganized Company on a fully diluted basis as of the Plan effective date. The senior secured debt and the secured payment in-kind debt each have a term of five years. The Plan also provided for the conversion of certain specified impaired unsecured claims, into $60 million of unsecured payment in-kind notes and 5% of the common shares of the Reorganized Company as of the Plan effective date. The Plan allowed certain holders of the unsecured claims to receive $1.50 in face amount of unsecured convertible notes in exchange for every $1.00 in face amount of unsecured payment in-kind notes that such holder would have received under the Plan. The aggregate amount of unsecured convertible notes issued will not exceed $18 million. The Predecessor Company also reached an agreement with the Canadian and U.S. class action plaintiffs to settle all class action claims for 1.5% of the common shares of the Reorganized Company. Other potential equity claimants will receive 0.5% of the common shares of the Reorganized Company and existing shareholders will retain 2% of the common shares of the Reorganized Company. The Plan provided that the Board of Directors of the Reorganized Company consist of nine directors nominated by the new 91% shareholders (i.e., the lenders). The nominees were to include two members of the existing Board and two members nominated by High River Limited Partnership ("High River") provided that High River and any lender acting in concert with it beneficially owned at least 25% of the syndicated debt.

REFLECTING THESE EVENTS IN THE FINANCIAL STATEMENTS

     The Predecessor Company's financial statements as of December 31, 1999 have been presented in conformity with the AICPA's Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"). The statement requires that the amounts owing to the Predecessor Company's lending syndicate as well as any other pre-petition liabilities that are subject to compromise under the Plan be segregated in the Predecessor Company's Consolidated Balance Sheet as liabilities subject to compromise and the identification of all transactions and events that are directly associated with the reorganization of the Predecessor Company in the Consolidated Statement of Earnings. The liabilities are recorded at the amounts allowed as claims by the Courts, rather than the amounts for which those allowed claims may ultimately be settled.

(2)  SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     These consolidated financial statements include the accounts of the Predecessor Company and all of its subsidiaries. All intercompany transactions have been eliminated on consolidation. The equity method of accounting is used for investment ownership ranging from 20% to 50%.

                             PHILIP SERVICES CORP.
                             (PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

(2)  SIGNIFICANT ACCOUNTING POLICIES (continued)
REVENUE RECOGNITION

     Revenue from industrial services is recorded as the services are performed, using the percentage of completion basis for fixed price contracts and as the related service is provided for time and material contracts. Revenue from by-product recovery operations is recognized upon receipt and acceptance of materials for processing since the Predecessor Company accepts title to the materials at such time and provides contractual indemnification to customers against future liability with respect to the materials. Treatment, transportation and disposal costs are accrued when the related revenue is recognized. Revenue from the sale of recovered commodities and steel products is recognized at the time of shipment. For contracts where the Predecessor Company brokers materials between two parties, takes title to the product and assumes the risks and rewards of ownership, the revenue is recognized at the time of shipment. If the Predecessor Company is acting as an agent in those transactions, then only the commission on the transaction is recorded.

CONTRACT ACCOUNTING

     The Predecessor Company uses the percentage of completion basis to account for its fixed price contracts. Under this method, revenue is recognized as work progresses in the ratio that costs incurred bear to estimated total costs for each contract. Contract costs include all direct material and labour costs and those indirect costs related to contract performance. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on incomplete contracts are recorded in the period in which such losses are determined.

CASH AND EQUIVALENTS

     Cash and equivalents consist of cash on deposit and term deposits in money market instruments with maturity dates of less than three months from the date they are acquired.

INVENTORY

     Inventory is recorded at the lower of average purchased cost or net realizable value.

FIXED ASSETS

     Fixed assets are stated at cost and are depreciated over their estimated useful lives generally on the following basis: buildings 2.5% to 5% straight-line; equipment 5% to 30% straight-line. Landfill sites and improvements thereto are recorded at cost and amortized over the life of the landfill site based on the estimated landfill capacity utilized during the year. Operating costs associated with landfill sites are charged to operations as incurred. Assets under development include the direct cost of land, buildings and equipment acquired for future use together with engineering, legal and other costs incurred before the assets are brought into operation.

     The Predecessor Company includes, as part of the cost of its fixed assets, all financing costs incurred prior to the asset becoming available for operation.

     The Predecessor Company periodically reviews the carrying value of its fixed assets based on the undiscounted future cash flow from operating results to determine whether such values are recoverable. Any resulting write-downs are charged to earnings.

                             PHILIP SERVICES CORP.
                             (PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

(2)  SIGNIFICANT ACCOUNTING POLICIES (continued)
OTHER ASSETS

     Deferred financing costs are amortized over the useful life of the related debt instrument. Other intangibles such as non-compete agreements are amortized over periods relating to the terms of the agreements.

ENVIRONMENTAL LIABILITY

     The Predecessor Company accrued environmental remediation costs associated with identified sites where an assessment has indicated that cleanup costs are probable and can be reasonably estimated. Such accruals are undiscounted and are based on currently available information, estimated timing of remedial actions and related inflation assumptions, existing technology and presently enacted laws and regulations. The liability for environmental and closure costs is disclosed in the consolidated balance sheet under accrued liabilities and other liabilities. Amounts required to dispose of waste materials located at the Predecessor Company's industrial service facilities are included in accrued liabilities.

FOREIGN CURRENCY TRANSLATION

     The assets and liabilities denominated in a foreign currency for foreign operations, all of which are self-sustaining, are translated at exchange rates in effect at the balance sheet date. The resulting gains and losses are accumulated in a separate component of shareholders' equity.

FINANCIAL INSTRUMENTS

     The Predecessor Company's accounts receivable, accounts payable and long-term debt constitute financial instruments. The Predecessor Company's accounts receivable and accounts payable approximated their fair value as at December 31, 1999 and 1998. Concentration of credit risk in accounts receivable is limited, due to the large number of customers the Predecessor Company services throughout North America. The Predecessor Company performs ongoing credit evaluations of its customers, but does not require collateral to support customer accounts receivable. The Predecessor Company establishes an allowance for doubtful accounts based on the credit risk applicable to particular customers, historical and other information.

DERIVATIVE FINANCIAL AND COMMODITY INSTRUMENTS

     Costs of interest rate swaps and collars when designated as hedges are accrued as an adjustment to interest expense. Derivative commodity futures and collars are designated as hedges when the Predecessor Company can establish a high degree of inverse correlation between changes in the market value of inventory being hedged and the market value of the derivative instrument. Such instruments are marked to market with unrealized gains and losses deferred and reflected in the balance sheet as a basis adjustment of inventory. Upon settlement or termination, gains and losses on these hedge instruments are recorded in the statement of earnings as operating expenses. Premiums paid for purchased commodity put options are amortized over the life of the options with any gains on settlement recorded as an adjustment to the basis of inventory. Changes in the market value of written commodity call options are accrued as operating expenses. Derivative instruments and contracts not qualifying for hedge accounting are marked to market and recorded in the statement of earnings.

                             PHILIP SERVICES CORP.
                             (PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

(2)  SIGNIFICANT ACCOUNTING POLICIES (continued)
COMPREHENSIVE INCOME (LOSS)

     SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events from non-owner sources.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments and hedging activities and requires that an entity recognize these items as assets or liabilities in the statement of financial position and measure them at fair value. Changes in fair value of the derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction, and if it is, the type of hedge transaction. The impact on the Reorganized Company's financial position will be dependent on the level and types of derivative instruments the Reorganized Company will have entered into at the time SFAS No. 133 is implemented.

     In June 1999, FASB issued SFAS No. 137 to defer the effective date of SFAS No. 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000. As a result, the standard will be adopted by the Reorganized Company in its interim period ended September 30, 2000.

(3)  DISCONTINUED OPERATIONS (in thousands)

     On May 18, 1999, the Predecessor Company sold its investment in Philip Utilities Management Corp. ("PUMC") for cash proceeds of $70,104, resulting in a gain on sale of $39,115. The operations of PUMC, previously reported as the Utilities Management division of the Industrial Services group, are now reflected as discontinued operations. In December 1998, the Predecessor Company made the decision to discontinue the Non-Ferrous and Copper operations of its Metals Services business. The sale of certain aluminum operations included in the Non-Ferrous operations closed on January 11, 1999 for a total consideration of approximately $69,500. During 1999, certain Copper and Non-Ferrous operations and assets were sold and the remainder of the operations in these segments will be closed or sold in 2000, except for three operations with annual revenue of approximately $7,000 which have been transferred to continuing operations.

     Revenue from the Non-Ferrous, Copper and Utilities Management operations, net of intercompany revenue, was $74,682, and $492,413 for the fiscal years ended December 31, 1999 and 1998 respectively. Net earnings from discontinued operations in the Consolidated Statement of Earnings is presented net of applicable income tax provision of $674 and $46,354 for the fiscal years ended December 31, 1999 and 1998 respectively.

                                                              YEARS ENDED DECEMBER 31
                                                              ------------------------
                                                                1999          1998
                                                              ---------    -----------
Gain on sale of Utilities Management operations net of
  income taxes of nil.......................................   $39,115      $      --
Loss from discontinued operations, net of tax...............    (5,947)      (100,292)
Loss on sale of Non-Ferrous operations, net of income taxes
  of $3,757.................................................        --        (30,518)
Loss on closure of remainder of Non-Ferrous and Copper
  operations, net of tax....................................    (3,725)      (126,135)
                                                               -------      ---------
                                                               $29,443      $(256,945)
                                                               =======      =========

                             PHILIP SERVICES CORP.
                             (PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

(4)  ACQUISITIONS AND DIVESTITURES (in thousands)

     In 1999, no businesses were acquired. During 1998, the Predecessor Company acquired six businesses, five of which were acquired by Philip Utilities Management Corporation. In 1997, the Predecessor Company acquired over 30 businesses, including Allwaste and Luria Brothers ("Luria"). Allwaste, an integrated provider of industrial and environmental services based in Houston, Texas was acquired on July 31, 1997 for a total consideration of $443.8 million, paid for by the issuance of approximately 23 million common shares. Luria, based in Cleveland, Ohio was acquired on October 10, 1997 for total cash consideration of $175.3 million. All business combinations have been accounted for using the purchase method of accounting and are summarized below:

                                                               1999       1998         1997
                                                              -------    -------    ----------
PURCHASE CONSIDERATION
  Cash......................................................  $    --    $18,735    $  560,489
  Company's common shares...................................       --         --       602,632
  Deferred payments and long-term debt......................       --        189        22,828
  Acquisition costs and accruals............................       --      1,118        83,505
                                                              -------    -------    ----------
                                                              $    --    $20,042    $1,269,454
                                                              =======    =======    ==========
FAIR VALUE OF NET ASSETS ACQUIRED
  Cash (bank indebtedness)..................................  $    --    $(6,553)   $    1,644
  Long-term debt............................................       --    (12,943)     (228,365)
  Assets, excluding cash & intangibles......................       --     39,476       878,460
  Liabilities...............................................       --    (31,761)     (350,001)
  Goodwill..................................................       --     31,823       940,534
  Other intangibles.........................................       --         --        27,182
                                                              -------    -------    ----------
                                                              $    --    $20,042    $1,269,454
                                                              =======    =======    ==========

     In June 1999, the Predecessor Company sold its Birmingham, Alabama based civil construction and maintenance business for $23,085 resulting in a gain on sale of $688. The business, whose results are included in the Industrial Services Group, generated annual revenue of approx. $70,000 and income from operations of approx. $4,500 in 1998.

     During 1998, the Predecessor Company divested of two of its Metals Services businesses. On July 7, 1998, the Predecessor Company's Houston, Texas based steel distribution business was sold for cash proceeds of $95,000, resulting in a gain on sale of approximately $17,000 and on May 21, 1998, the Predecessor Company sold certain of its spiral weld pipe operations for cash proceeds of $9,922, resulting in a loss on sale of $392.

                             PHILIP SERVICES CORP.
                             (PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

(5)  OTHER CURRENT ASSETS (in thousands)

                                                                1999       1998
                                                              --------   --------
Restricted cash(a)..........................................  $ 48,028   $ 28,423
Costs in excess of billings.................................    12,568     17,209
Consumable supplies.........................................    15,890     18,128
Non-trade receivables.......................................    13,676      9,911
Other.......................................................    17,526     27,201
Net current assets from discontinued operations(b)..........        --     84,518
                                                              --------   --------
                                                              $107,688   $185,390
                                                              ========   ========

(a) Restricted cash represents funds used as collateral for letters of credit, and proceeds from the sale of assets which are held by the Predecessor Company's lenders and to which the Predecessor Company has access under a stipulation and order authorizing the use of cash collateral made by the U.S. Court on June 28, 1999.

(b) Net current assets from discontinued operations for December 31, 1998 include proceeds receivable of approximately $69,500 from the sale of the aluminum operations (Note 3).

(6)  FIXED ASSETS (in thousands)

                                                 1999                                 1998
                                  ----------------------------------   ----------------------------------
                                             ACCUMULATED    NET BOOK              ACCUMULATED    NET BOOK
                                    COST     DEPRECIATION    VALUE       COST     DEPRECIATION    VALUE
                                  --------   ------------   --------   --------   ------------   --------
Land............................  $ 53,317     $     --     $ 53,317   $ 60,809     $     --     $ 60,809
Landfill sites..................    15,995        5,543       10,452     24,696        4,958       19,738
Buildings.......................    99,723       24,915       74,808    123,437       21,554      101,883
Equipment.......................   334,243      172,226      162,017    355,358      133,497      221,861
Assets under development........     3,045           --        3,045     12,645           --       12,645
                                  --------     --------     --------   --------     --------     --------
                                  $506,323     $202,684     $303,639   $576,945     $160,009     $416,936
                                  ========     ========     ========   ========     ========     ========

(7)  OTHER ASSETS (in thousands)

                                                               1999       1998
                                                              -------   --------
Restricted investments(a)...................................  $33,412   $ 31,016
Deferred financing costs....................................       --        836
Investments.................................................   12,262     18,810
Other.......................................................   11,882     37,135
Net long-term assets of discontinued operations.............       --     13,170
                                                              -------   --------
                                                              $57,556   $100,967
                                                              =======   ========

(a) Restricted investments are controlled by the Predecessor Company's wholly-owned insurance subsidiary, and are pledged as security for insurance liabilities.

                             PHILIP SERVICES CORP.
                             (PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

(8)  ACCRUALS (in thousands)

     Accrued liabilities consist of the following:

                                                                1999        1998
                                                              --------    --------
Accrued employee compensation and benefit costs.............  $ 26,745    $ 40,537
Insurance claims outstanding................................    34,278      32,678
Accrued purchases...........................................    16,523      20,062
Income taxes payable........................................        --       8,058
Accrued closure costs.......................................    13,956      17,520
Billings in excess of cost..................................    10,304      11,564
Accrued waste material disposal costs.......................     4,205       6,518
Accrued environmental costs.................................     6,143       7,051
Accrued other...............................................    24,102      38,719
                                                              --------    --------
                                                              $136,256    $182,707
                                                              ========    ========

(9)  LIABILITIES SUBJECT TO COMPROMISE

                                                                 1999          1998
                                                              ----------    ----------
                                                                   (in thousands)
Bank term loan(a)...........................................  $1,004,086    $       --
Convertible subordinated debentures(b)......................      27,609            --
Other long-term debt(c).....................................      25,910            --
Accrued liabilities.........................................      26,317            --
Other long-term liabilities.................................      28,068            --
Liabilities of discontinued operations......................      24,478            --
                                                              ----------    ----------
                                                              $1,136,468    $       --
                                                              ==========    ==========

(a) In August 1997, the Predecessor Company signed a $1.5 billion revolving credit agreement which was amended in October 1997, February 1998, June 1998, October 1998 and December 1998 (the "Credit Facility") with a syndicate of international lenders which replaced the 1996 revolving term loan agreement and refinanced certain other long-term debt. The Credit Facility expires in August of 2002, and contains certain restrictive covenants and financial covenants including that: (a) the Predecessor Company must meet specified interest coverage ratio, debt to EBITDA ratio, fixed charge ratio and working capital ratio tests, and (b) acquisitions by the Predecessor Company are subject to lenders' approval.

     Since June 30, 1998, the Predecessor Company has not been in compliance with certain covenants in the Credit Facility, including the financial covenants, which require the Predecessor Company to maintain a specified interest coverage ratio, debt to EBITDA ratio, fixed charge ratio and working capital ratio. As the Predecessor Company was not in compliance with the terms of its Credit Facility, the debt outstanding under the Credit Facility was classified as a current liability on the Predecessor Company's Consolidated Balance Sheet at December 31, 1998.

     Borrowings under the Credit Facility were guaranteed, jointly and severally by the Predecessor Company and its direct and indirect wholly-owned subsidiaries and were secured by a pledge of the issued and outstanding securities of the Predecessor Company's direct and indirect wholly-owned subsidiaries, and a charge over the present and future assets of the Predecessor Company and its direct and indirect wholly-owned subsidiaries. The Credit Facility bears interest based on a moving grid. In June 1998, the Credit

                             PHILIP SERVICES CORP.
                             (PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

(9)  LIABILITIES SUBJECT TO COMPROMISE (continued)
     Facility was reduced from $1.5 billion to $1.2 billion, the interest rate charged was increased by 100 basis points, the Predecessor Company was permitted access to $60 million of the proceeds arising from an asset disposition of which $20 million was allocated to provide collateral for letters of credit and the Predecessor Company agreed to a standstill until September 30, 1998 respecting the incurrence of additional debt and the occurrence of dispositions or acquisitions. On October 20, 1998, the Credit Facility was further amended to permit the use of the letter of credit facility for general corporate and other purposes and to extend the Predecessor Company standstill on certain activities until June 30, 1999. In November 1998, the Predecessor Company suspended payments of interest under the Credit Facility. The total interest that was accrued but unpaid for the fiscal year ended December 31, 1999 was $49.5 million. Interest on the borrowings under the Credit Facility ceased to accrue as at the filing date. The interest expense that would have accrued since the filing on the outstanding Credit Facility for the fiscal year ended December 31, 1999 was $48.0 million.

     The Plan set forth a new capital structure for the Reorganized Company and the conditions that governed the restructuring of approximately $1.0 billion in secured term loans outstanding, which included accrued but unpaid interest, under the Credit Facility. Under the Plan, syndicate debt of the Predecessor Company of $1 billion has been converted into $250 million of senior secured debt, $100 million of convertible secured payment in-kind debt and 91% of the common shares of the Reorganized Company. The secured payment in-kind debt is convertible into 25% of the common shares of the Reorganized Company on a fully diluted basis as of the Plan effective date. The senior secured debt and the secured payment in-kind debt each have a term of five years.

(b) On the acquisition of Allwaste, Inc. ("Allwaste") the Predecessor Company assumed the indenture with respect to Allwaste's 7 1/4% Convertible Subordinated Debentures ("debenture") which were due 2014. At any time up to and including June 1, 2014 the holder of any debenture had the right to convert the principal amount of such debenture into common shares equal to the principal amount of the debenture surrendered for conversion divided by $19.5376. The debentures were redeemable for cash at the option of the Predecessor Company. The debentures provided for annual mandatory sinking fund payments equal to 5% of the aggregate principal amount of the debenture issued, commencing June 1, 1999. Interest was payable semi-annually on June 1 and December 1. Effective December 1, 1998, the Predecessor Company suspended payments of interest on the debenture which created a default under the indenture. Interest accrued in 1999 to the date of the filing was approximately $2 million. Interest on the debenture ceased to accrue as of the filing date. The interest expense that would have accrued since the filing on the outstanding debenture for the fiscal year ended December 31, 1999 was $1.0 million. The amount of the debentures outstanding was classified as a current liability on the Consolidated Balance Sheet at December 31, 1998.

(c) Included in other long-term debt are promissory notes, relating to certain 1996 and 1997 acquisitions, totalling $16,000 which were in default as principal repayments required were not made. At December 31, 1998, $11,000 of these notes were in default and therefore were classified as a current liability on the Predecessor Company's Consolidated Balance Sheet.

     The Plan provided for the conversion of certain specified impaired unsecured claims into $60 million of unsecured payment in-kind notes and 5% of the common shares of the Reorganized Company as of the Plan effective date. The Plan allowed certain holders of the unsecured claims to receive $1.50 in face amount of unsecured convertible notes in exchange for every $1.00 in face amount of unsecured payment in-kind notes that such holder would have received under the Plan. The aggregate amount of unsecured convertible notes issued will not exceed $18 million.

                             PHILIP SERVICES CORP.
                             (PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

(10) LONG-TERM DEBT (in thousands)

                                                               1999         1998
                                                              -------    ----------
Bank term loan (Note 9a)....................................  $    --    $1,025,253
Convertible subordinated debentures (Note 9b)...............       --        25,609
Secured loans bearing interest at a weighted average fixed
  rate of 5.6% (1998 -- 6.5%) maturing at various dates up
  to 2020(a)................................................    9,712        12,431
Secured loans bearing interest at prime plus a weighted
  average floating rate of 0.5% (1998 -- 0.8%) maturing at
  various dates up to 2001..................................    1,279         3,100
Loans unsecured, bearing interest at a weighted average
  fixed rate of 7.1% (Note 9c)..............................       --        17,136
Obligations under capital leases on equipment bearing
  interest at rates varying from 6% to 12% maturing at
  various dates to 2004.....................................    6,194        12,800
Other.......................................................       --         1,217
                                                              -------    ----------
                                                               17,185     1,097,546
Less current maturities of long-term debt...................   11,917     1,083,831
                                                              -------    ----------
                                                              $ 5,268    $   13,715
                                                              =======    ==========

(a) Included in the fixed rate secured loans are industrial development bonds totaling $7,700 which were in default as at December 31, 1998, and 1999 as principal repayments required were not made. Therefore, these loans have been classified as a current liability on the Predecessor Company's Consolidated Balance Sheets.

(11) OTHER LIABILITIES (in thousands)

                                                               1999        1998
                                                              -------    --------
Accrued environmental costs.................................  $78,772    $ 76,493
Deferred payments(a)........................................      902       7,439
Other.......................................................   17,347      25,231
                                                              -------    --------
                                                              $97,021    $109,163
                                                              =======    ========

(a) Deferred payments relate to acquisitions (see Note 4), whereby the former owners of the businesses have agreed to accept part of their payment over future periods of time. All such amounts are non-interest bearing and are unsecured.

(12) DERIVATIVE FINANCIAL AND COMMODITY INSTRUMENTS (in thousands except rate/strike price and term)

     The Predecessor Company utilized interest rate swaps and collars to fix the interest rate on a portion of its floating rate debt and thereby manage the interest rate risk associated therewith. The credit risk of counterparty fulfillment on all such contracts was mitigated by dealing only with credit worthy major public financial institutions.

                             PHILIP SERVICES CORP.
                             (PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

(12) DERIVATIVE FINANCIAL AND COMMODITY INSTRUMENTS (in thousands except rate/strike price and term) (continued)
     The following table summarizes the outstanding derivative instruments at December 31:

                                                    1999                                       1998
                                  ----------------------------------------   ----------------------------------------
                                     CONTRACT/       TERM        RATE/          CONTRACT/       TERM        RATE/
INSTRUMENTS                       NOTIONAL AMOUNT   (YEARS)   STRIKE PRICE   NOTIONAL AMOUNT   (YEARS)   STRIKE PRICE
-----------                       ---------------   -------   ------------   ---------------   -------   ------------
Interest rate swaps/collars.....    $       --         --             --       $   130,000       0.4          6.95%
Copper futures purchases........    3,250 lbs.        0.2      $0.81/lb.       11,575 lbs.       0.3      $0.73/lb.

     The Predecessor Company has forward physical copper sales commitments to customers totalling 7,157 lbs. and 7,500 lbs. at December 31, 1999 and 1998, respectively and copper futures purchase contracts with major public broker dealers which were, collectively designated as hedges for its copper processing operations and inventory.

(13) SHAREHOLDERS' EQUITY (DEFICIT) (in thousands except number of shares/options and per share amounts)

                                                                  1999            1998
                                                              ------------    ------------
SHARE CAPITAL CONSISTS OF:
AUTHORIZED
Unlimited number of common shares
ISSUED
Common shares and equivalents
Number......................................................   131,144,013     131,144,013
Dollars.....................................................  $  1,351,482    $  1,351,482

     The issued and outstanding share capital of the Predecessor Company is comprised of the following:

                                                                    COMMON SHARES
                                                              -------------------------
                                                                NUMBER         AMOUNT
                                                              -----------    ----------
Balance -- December 31, 1997................................  131,058,393     1,348,066
Shares options exercised for cash...........................       83,724           472
Other.......................................................        1,896            94
Tax benefit on stock option exercise........................           --         2,850
                                                              -----------    ----------
Balance -- December 31, 1998 and 1999.......................  131,144,013    $1,351,482
                                                              ===========    ==========

                             PHILIP SERVICES CORP.
                             (PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

(13) SHAREHOLDERS' EQUITY (DEFICIT) (in thousands except number of shares/options and per share amounts) (continued)
STOCK OPTIONS

     Common share options issued and outstanding are as follows:

                                                               NUMBER            $/SHARE
                                                              ---------    --------------------
Employee stock option plans(a)
Year of grant
1995........................................................    575,104               Cdn $9.88
1996........................................................    968,300      Cdn $8.50 to 11.90
1997........................................................  3,576,000     Cdn $18.10 to 22.75
1997 Serv-Tech acquisition..................................    246,981          $7.44 to 22.64
1997 Allwaste acquisition...................................  1,283,961          $6.96 to 10.64
1998........................................................  2,277,500      Cdn $3.95 to 22.85
Issued in conjunction with the acquisition of Philip
  Environmental Corporation(b)..............................    776,386       Cdn $7.05 to 8.00
                                                              ---------
Total outstanding December 31,1999..........................  9,704,232
                                                              =========

     On the effective date of the reorganization, all options were cancelled.

(a) The Predecessor Company has allotted and reserved 10,257,149 common shares under its 1991 and 1997 Employee Stock Option Plans, the Serv-Tech Long Term Incentive Plan, the Serv-Tech Amended and Restated 1989 Incentive Stock Option Plan and the Allwaste Amended and Restated 1989 Replacement Non-Qualified Stock Option Plan and any supplements thereto. Under the stock option plans, options may be granted to purchase common shares of the Predecessor Company at the then current market price. All options currently expire five to ten years from the date of grant. All the options outstanding were issued at the then current market price.

(b)  These options expire on November 26, 2000.

     SFAS No. 123 "Accounting for Stock Based Compensation", issued in October 1995, defines a fair value based method of accounting for employee stock options. Under this fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the exercise period. However, SFAS No. 123 allows an entity to continue to measure compensation cost in accordance with Accounting Principle Board Statement No. 25 ("APB 25"). The Predecessor Company has elected to measure compensation costs related to stock options in accordance with APB 25 and recognizes no compensation expense for stock options granted. Accordingly, the Predecessor Company has adopted the disclosure only provisions of SFAS No. 123.

     If compensation costs were measured using the fair value of the stock options on the date of grant, during 1999 and 1998, in accordance with SFAS No. 123 the Predecessor Company's net loss would be as follows:

                                                       1999                       1998
                                              -----------------------   -------------------------
                                              AS REPORTED   PROFORMA    AS REPORTED    PROFORMA
                                              -----------   ---------   -----------   -----------
Net loss....................................   $(252,643)   $(261,144)  $(1,586,872)  $(1,596,472)
Basic and diluted loss per share............   $   (1.93)   $   (1.99)  $    (12.10)  $    (12.17)

                             PHILIP SERVICES CORP.
                             (PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

(13) SHAREHOLDERS' EQUITY (DEFICIT) (in thousands except number of shares/options and per share amounts) (continued)
     The weighted average fair value of options granted in 1999 and 1998 was nil and $1.55 respectively. The fair value of each option was determined using the Black-Scholes option valuation model with the following assumptions for 1998:
(i) risk free interest rate of 5.44 (ii) expected volatility of 94.94, (iii) expected option life ranging from 5 to 10 years and (iv) no annualized dividend yield.

(14) CHANGES IN NON-CASH WORKING CAPITAL (in thousands)

                                                              YEARS ENDED DECEMBER 31
                                                              -----------------------
                                                                1999          1998
                                                              ---------    ----------
Accounts receivable.........................................  $(19,523)    $  97,579
Inventory for resale........................................    (6,223)       31,338
Other.......................................................    80,991       (58,883)
Accounts payable and accrued liabilities....................    10,090      (130,690)
Income taxes................................................    (8,714)        8,911
                                                              --------     ---------
                                                              $ 56,621     $ (51,745)
                                                              ========     =========

STATEMENTS OF CASH FLOWS

     The supplemental cash flow disclosures and non-cash transactions for the years ended December 31, 1999 and 1998 are as follows:

                                                               1999      1998
                                                              ------    -------
SUPPLEMENTAL DISCLOSURES:
Interest paid...............................................  $2,464    $63,344
Income taxes paid...........................................   7,687      3,920
NON CASH TRANSACTIONS:
Capital leases and debt obligations for the purchase of
  property and equipment....................................      --      2,764
Debt and liabilities incurred or assumed in acquisitions....      --        189
Notes receivable for the sale of equipment..................   1,875         --

(15) INCOME TAXES (in thousands)

     The Predecessor Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, the Predecessor Company provides deferred income taxes for the tax effects of temporary differences between the financial reporting and income tax bases of the Predecessor Company's assets and liabilities.

     The Predecessor Company is organized under the laws of Ontario, Canada and it is regarded as a Canadian domestic corporation for the purposes of this note.

                             PHILIP SERVICES CORP.
                             (PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

(15) INCOME TAXES (in thousands) (continued)
     Federal, provincial and foreign income tax provisions (benefits) are as follows:

                                                              YEARS ENDED DECEMBER 31
                                                              ------------------------
                                                                1999           1998
                                                              ---------      ---------
Canadian -- federal and provincial
  Current...................................................   $   667        $    --
  Deferred..................................................        --         14,769
                                                               -------        -------
                                                                   667         14,769
                                                               -------        -------
Foreign
  Current...................................................    (6,283)         8,211
  Deferred..................................................        --         18,463
                                                               -------        -------
                                                                (6,283)        26,674
                                                               -------        -------
                                                               $(5,616)       $41,443
                                                               =======        =======

     The Predecessor Company's income tax expense (benefit) is comprised of the following:

                                                              YEARS ENDED DECEMBER 31
                                                              ------------------------
                                                                 1999          1998
                                                              ----------    ----------
Income tax expense (benefit) based on Canadian Federal and
  Provincial effective income tax rates.....................  $(128,373)    $(575,112)
(Increase) decrease in income tax benefit resulting from:
  Lower income tax rates in the USA and other
     jurisdictions..........................................     (2,066)       68,809
  Manufacturing and processing allowances...................      6,679         2,489
  Non-deductible expenses for income tax purposes,
     principally goodwill and amortization..................      2,618        13,597
Other non-deductible expenses relating to special charges...     15,685       329,598
Valuation allowance.........................................    104,924       202,408
Other.......................................................     (5,083)         (346)
                                                              ---------     ---------
Income tax expense (benefit)................................  $  (5,616)    $  41,443
                                                              =========     =========

     The net deferred tax (asset) liability consists of the following temporary differences:

                                                              YEARS ENDED DECEMBER 31
                                                              -----------------------
                                                                 1999         1998
                                                              ----------    ---------
Difference in fixed assets and goodwill basis...............  $ (41,052)    $(27,008)
Net operating loss carryforwards............................   (142,785)     (96,471)
Accruals not yet deductible.................................    (98,983)     (62,594)
Other.......................................................    (19,492)        (353)
Valuation allowance.........................................    307,332      202,408
                                                              ---------     --------
Net deferred tax liability..................................  $   5,020     $ 15,982
                                                              =========     ========

     The net operating loss carryforwards expire between the years 2001 and 2012. In assessing the value of the deferred tax assets, management considers whether it is more likely than not that all of the deferred tax assets will

                             PHILIP SERVICES CORP.
                             (PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

(15) INCOME TAXES (in thousands) (continued) be realized. Projected future income tax planning strategies and the expected reversal of deferred tax liabilities are considered in making this assessment. In 1999, based on the level of historical taxable income and projections for future taxable income over the periods in which the net operating losses are deductible, it was determined that it is more likely than not that the Predecessor Company will not realize the benefits of deferred tax assets. The Predecessor Company has recorded a valuation allowance of $104,924 for the year ended December 31, 1999.

     The deferred income tax expense (benefit) results principally from the use of different revenue and expense recognition methods for tax and financial accounting purposes, the deferral of loss carryforwards for tax purposes and the recording of a valuation allowance relating to deferred tax assets. The sources of these temporary differences and related tax effects are as follows:

                                                              YEARS ENDED DECEMBER 31
                                                              ------------------------
                                                                 1999          1998
                                                              ----------    ----------
Depreciation and amortization...............................  $ (33,206)    $(108,011)
Accruals and reserves not deductible until paid.............    (18,219)      (21,548)
Deferred revenue............................................         --          (627)
Losses carried forward......................................    (46,314)      (39,986)
Others, net.................................................     (7,185)          996
Valuation allowance.........................................    104,924       202,408
                                                              ---------     ---------
Total deferred income tax expense (benefit).................  $      --     $  33,232
                                                              =========     =========

(16) COMPUTATION OF EARNINGS PER SHARE (in thousands)

                                                                1999          1998
                                                              ---------    -----------
Net loss for the period -- basic and diluted................  $(252,643)   $(1,586,872)
                                                              =========    ===========
Number of common shares outstanding.........................    131,144        131,144
Effect of using weighted average number of common shares
  outstanding...............................................         --            (14)
                                                              ---------    -----------
Basic and diluted weighted average number of commons shares
  outstanding...............................................    131,144        131,130
                                                              =========    ===========

(17) INTEREST CAPITALIZATION (in thousands)

     During the years ended December 31, 1999 and 1998, the Predecessor Company included nil and $384, respectively of financing costs as part of the cost of assets under development.

(18) RELATED PARTIES (in thousands)

(a) The following transactions were recorded with the directors and officers of the Predecessor Company:

                                                                        1999      1998
                                                                       ------    -------
         Repayments from (to) directors..............................  $   53    $(1,400)
                                                                       ------    -------
         Services acquired from companies controlled by officers and
           directors.................................................  $2,124    $ 3,724
                                                                       ------    -------

(b) An amount due from an officer and a director at December 31, 1999 and 1998 of $428 and $481 respectively has been included in other current assets. The loan is unsecured, non-interest bearing and payable on demand.

                             PHILIP SERVICES CORP.
                             (PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

(19) SPECIAL CHARGES (in thousands)

     The following table summarizes the special charges recorded by the Predecessor Company in 1998 and identifies where they are disclosed in the Consolidated Statements of Earnings:

Asset impairments and other costs recorded as special
  charges(a)................................................  $1,109,877
Costs recorded as selling, general and administrative
  expenses(b)...............................................      61,014
Writedowns of investments recorded as other income and
  expenses(c)...............................................      38,250
                                                              ----------
Pre-tax.....................................................  $1,209,141
                                                              ----------
After tax...................................................  $1,209,141
                                                              ==========

(a) For the year ended December 31, 1998, the Predecessor Company recorded a charge of $1,109,877 reflecting the effects of (i) decisions made with respect to the potential disposition of certain operations, (ii) impairments of fixed assets and related goodwill resulting both from decisions to exit various business locations or activities and dispose of the related assets, and (iii) assessments of the recoverability of fixed assets and the related goodwill of business units in continuing use as a result of the significant deterioration in metal markets and business operations of the Predecessor Company during 1998.

     All businesses assessed for asset impairment were acquired in purchase business combinations and, accordingly, the goodwill that arose in the transactions was included in the tests for recoverability. Assets to be disposed of were valued at their estimated net realizable value while the value of the assets of the business units to be continued were assessed at fair value principally using discounted cash flow methods.

     The special charges related to asset impairments and other costs are comprised of the following items:

Business units, locations or activities to be exited:
  Goodwill written off......................................  $   40,000
  Fixed assets written down to estimated net realizable
     value of $6,500........................................      18,863
  Future lease and other exiting costs......................      24,254
Business units to be continued:
  Goodwill written off......................................     951,660
  Fixed assets written down to estimated net realizable
     value of $99,816.......................................      52,360
  Other intangibles impairment..............................      22,740
                                                              ----------
                                                              $1,109,877
                                                              ==========

(b) Included in selling, general and administrative costs are costs of $28,000 relating to charges for financing fees and debt restructuring costs. Deferred financing costs which were previously amortized over the life of the credit agreement were written off as the existing credit agreement will be replaced. The Predecessor Company's financial position, its planned divestitures, litigation with debtors, unexpected financial difficulties of certain customers and a general deterioration in customer market conditions necessitated the recording of an additional provision for doubtful accounts of $25,000. The remainder of the charges recorded in selling, general and administrative costs related to severance payments and other costs relating to ongoing cost reduction measures and restructuring.

(c) The Predecessor Company's 24.2% investment in Innovative Valve Technologies Inc. ("Invatec"), is accounted for using the equity method of accounting. Invatec is a publicly traded company which provides comprehensive maintenance repair, replacement and value-added distribution services of industrial valves and process system components. The reduction in carrying value of $25,000 recognizes a potentially long-term impairment in value which is reflected by the market performance of Invatec's shares.

                             PHILIP SERVICES CORP.
                             (PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

(19) SPECIAL CHARGES (in thousands) (continued)
     The Predecessor Company's investment in Strategic Holdings Inc., which was accounted for at cost, was divested in the fourth quarter of 1998 for less than its book value. Accordingly, a writedown of the investment of $13,250 was recorded in the three months ended September 30, 1998 as part of Other income and expense-net.

(20) CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

     The American Institute of Certified Public Accountants has issued Statement of Position 98.5 "Reporting on the Costs of Start-Up Activities" which is effective for fiscal years beginning after December 15, 1998. This statement requires that all pre-operating costs be expensed as incurred. The statement also requires that upon initial application any previous pre-operating costs that had been deferred be expensed and reported as a cumulative effect of a change in accounting principle.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin #101 ("SAB 101") on revenue recognition. In order to comply with SAB 101, the Predecessor Company has changed its acounting policy for contracts where it brokers material between two parties. The revenue and operating expenses are now recorded on a gross basis rather than recording only the net commission as has previously been done. This change in accounting policy does not effect net earnings and has been applied retroactively to the 1998 fiscal year. Revenues and operating expenses have been increased by $498 million and $213 million in 1998 and 1999, respectively.

(21) REORGANIZATION COSTS (in thousands)

     The expense resulting from the Predecessor Company's reorganization filings has been segregated from expenses related to operations in the accompanying Consolidated Statements of Earnings and includes the following:

                                                                1999
                                                              --------
Assets & liabilities adjusted to net realizable value.......  $118,137
Professional fees...........................................    20,127
Employee severance and retention costs......................    12,563
Provision for litigation claims.............................     6,360
Provision for future lease rejections.......................     6,164
Other.......................................................       854
                                                              --------
                                                              $164,205
                                                              ========

(22) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of long-term debt is significantly more than fair value as evidenced by the anticipated financial restructuring of the Predecessor Company (Note 1).

                             PHILIP SERVICES CORP.
                             (PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

(23) COMMITMENTS (in thousands)

     Future rental payments required under operating leases for premises and equipment are as follows:

2000........................................................  $23,974
2001........................................................   18,843
2002........................................................   15,957
2003........................................................   11,747
2004 and thereafter.........................................   18,046

     Letters of credit issued amounted to $88,235 as at December 31, 1999 (1998 -- $95,179). The Predecessor Company guaranteed a loan of approximately $2,000 for a minority investee.

(24) SEGMENTED INFORMATION (in thousands)

     The Predecessor Company had two distinct business operations, Metals Services and Industrial Services. The Industrial Services operations had two business segments, By-Products Recovery and Industrial Outsourcing Services. By-Products recovery included solvent distillation, engineered fuel blending, paint overspray recovery, organic and inorganic processing and polyurethane recycling. Industrial Outsourcing Services included cleaning and maintenance, waste collection and transportation, decommissioning and remediation, analytical services, emergency response services, container services and tank cleaning, turnaround and outage services, mechanical contracting and refractory services. The Metals Services operations had two business segments, Ferrous Services and Industrial Metals Services ("IMS"). Ferrous services included the collection and processing of ferrous scrap materials for shipment to steel mills as well as significant brokerage services for scrap materials and primary metals. The IMS group provided mill services and engineering and consulting services.

                                                                    1999
                                 --------------------------------------------------------------------------
                                               INDUSTRIAL                          CORPORATE
                                 BY-PRODUCTS   OUTSOURCING   FERROUS                  AND
                                  RECOVERY      SERVICES     SERVICES     IMS     ELIMINATIONS     TOTAL
                                 -----------   -----------   --------   -------   ------------   ----------
Revenue........................   $148,695      $786,222     $665,938   $20,246     $     --     $1,621,101
Income (loss) from
  operations...................     (2,994)      (34,302)      11,062    (6,978)     (39,740)       (72,952)
Total assets...................     93,217       323,225      281,652    11,866      151,619        861,579
Depreciation and
  Amortization.................      7,723        28,814       14,116       387        2,746         53,786
Capital expenditures...........      4,100        17,950        6,127     1,001          135         29,313
Equity investments.............         --         2,728        5,348        --           --          8,076

                                                                   1998
                               ----------------------------------------------------------------------------
                                             INDUSTRIAL                            CORPORATE
                               BY-PRODUCTS   OUTSOURCING    FERROUS                   AND
                                RECOVERY      SERVICES      SERVICES      IMS     ELIMINATIONS     TOTAL
                               -----------   -----------   ----------   -------   ------------   ----------
Revenue......................   $175,644     $  976,113    $1,216,787   $41,133    $      --     $2,409,677
Loss from operations.........    (59,505)      (442,199)     (498,405)  (16,894)    (196,697)    (1,213,700)
Income (loss) from operations
  excluding special charges..     (2,426)        21,933         8,151   (10,776)     (59,691)       (42,809)
Total assets.................    168,659      1,170,583       279,685    15,043     (535,113)     1,098,857
Depreciation and
  Amortization...............      8,737         47,328        31,759     1,133        8,272         97,229
Capital expenditures.........      5,020         23,306        25,620     3,200        1,907         59,053
Equity investments...........         --          7,766         3,776        --           --         11,542

                             PHILIP SERVICES CORP.
                             (PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

(24) SEGMENTED INFORMATION (in thousands) (continued)
     The geographical segmentation of the Predecessor Company's business is as follows:

                                                        1999                        1998
                                              ------------------------    ------------------------
                                                            LONG-LIVED                  LONG-LIVED
                                               REVENUE        ASSETS       REVENUE        ASSETS
                                              ----------    ----------    ----------    ----------
Canada......................................  $  212,067     $ 74,936     $  290,854     $144,301
United States...............................   1,308,159      219,471      2,008,391      281,024
Other.......................................     100,875       60,471        110,432       64,713
                                              ----------     --------     ----------     --------
                                              $1,621,101     $354,878     $2,409,677     $490,038
                                              ==========     ========     ==========     ========

(25) CONTINGENCIES (in thousands)

(a) The Predecessor Company in the normal course of its business expended funds for environmental protection and remediation.

     Certain of the Predecessor Company's facilities are contaminated primarily as a result of operating practices at the sites prior to their acquisition by the Predecessor Company. The Predecessor Company has established procedures to routinely evaluate these sites giving consideration to the nature and extent of the contamination. The Predecessor Company has provided for the remediation of these sites based upon management's judgement and prior experience. The Predecessor Company has estimated the liability to remediate these sites to be $63,782 (December 31, 1998 -- $66,097).

     As well, certain subsidiaries of the Predecessor Company have been named as potentially responsible or liable parties under U.S. federal and state superfund laws in connection with various sites. The Predecessor Company's connection with these sites relates to allegations that its subsidiaries or their predecessors transported waste to the site, disposed of waste at the site, or operated the site in question. The Predecessor Company has reviewed the nature and extent of its alleged connection to these sites, the number, connection and financial ability of other named and unnamed potentially responsible parties and the nature and estimated cost of the likely remedy. Based on its review, the Predecessor Company has accrued its estimate of its liability to remediate these sites at $22,519 (December 31, 1998 -- $20,827). If it is determined that more expensive remediation approaches may be required in the future, the Predecessor Company could incur additional obligations which could be material but cannot be estimated.

     The liabilities discussed above are disclosed in the Consolidated Balance Sheets as follows:

                                                                   1999       1998
                                                                  -------    -------
    Accrued liabilities.........................................  $ 6,143    $ 7,051
    Other long-term liabilities.................................   78,772     76,493
    Liabilities subject to compromise...........................    1,386         --
    Net current assets from discontinued operations.............       --      1,400
    Net long-term assets of discontinued operations.............       --      1,980
                                                                  -------    -------
                                                                  $86,301    $86,924
                                                                  =======    =======

(b) Various class actions have been filed against the Predecessor Company, certain of its past and present directors and officers, the underwriters of the Predecessor Company's 1997 public offering and the Predecessor Company's former auditors, Deloitte & Touche LLP. Each action alleges that the Predecessor

                             PHILIP SERVICES CORP.
                             (PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

(25) CONTINGENCIES (in thousands) (continued)
     Company's financial disclosures for various time periods between 1995 and 1997 contained material misstatements or omissions in violation of U.S. federal securities laws (provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934) and seeks to represent a class of purchasers of the Predecessor Company's common shares. On June 2, 1998 the Judicial Panel on Multidistrict Litigation ordered that the class actions be consolidated and transferred to the United States District Court, Southern District of New York. On July 23, 1998, two pre-trial orders of the District Court were made. Pre-Trial Order No. 1 dealt with various administrative matters relating to the consolidation of the actions and a schedule for the plaintiffs to serve and file a consolidated amended class action complaint and for the Predecessor Company's response. Pre-Trial Order No. 2 appointed a lead plaintiff and lead counsel. On November 13, 1998, the Predecessor Company filed a motion for an order dismissing the class action on the grounds of forum non conveniens. On May 12, 1999, the Predecessor Company received notice that the United States District Court, Southern District of New York, ruled in favour of the Predecessor Company's motion to dismiss the U.S. plaintiffs' consolidated and amended class action complaint on forum non conveniens grounds. The District Court declined to assume jurisdiction over the complaint on the grounds that Ontario provides an adequate alternative forum for litigation of the class action plaintiff's claims, and ruled that adjudication in Ontario would be more convenient and best serve the public interest. The plaintiffs are appealing this decision.

     A claim brought under the Ontario Class Proceedings Act was commenced on October 26, 1998 against the Predecessor Company, the underwriters of the Predecessor Company's 1997 public offering and the Predecessor Company's former auditors, Deloitte & Touche LLP. The claim was brought on behalf of persons in Canada who purchased common shares of the Predecessor Company between November 6, 1997 and December 18, 1997 and also seeks damages on behalf of persons in Canada who purchased common shares between May 21, 1996 and April 23, 1998. The claim contains various allegations that are similar in nature to those made in the U.S. class action claims dismissed on May 4, 1999.

     On June 25, 1999, the Predecessor Company, the U.S. class action plaintiffs and the Canadian class action plaintiffs entered into a memorandum of understanding (the "MOU") with respect to the settlement of the U.S. and Canadian class actions (collectively the "Security Claims"). The MOU provided that the U.S. and Canadian class action plaintiffs receive 1.5% of the common shares of the Reorganized Company in exchange for a release and discharge of all claims. Additionally, the MOU provided that the Debtors would support a joint application for attorneys' fees and reasonable expenses of plaintiff's counsel not to exceed $575, subject to approval by the Courts, and which would not be payable until after the plan implementation date. The claims and causes of actions against the Debtors described in the preceding two paragraphs are classified in the Amended U.S. Plan as Class 8B Securities Claims. Under the Amended U.S. Plan, the Securities Claims were discharged as of the plan implementation date.

     Similar claims have been asserted against the Predecessor Company and certain of its past and present officers and directors by the former shareholders of the Steiner-Liff Metals group of companies (the "Liff Actions") and the Southern-Foundry Supply group of companies (the "Chazen Actions"). The Predecessor Company acquired these companies in October of 1997 and issued common shares in partial payment of the purchase price. The claims allege that the Predecessor Company's financial disclosures for various time periods between 1995 and 1997 contain material misstatements or omissions and that these constitute a breach of certain representations and warranties made to the former shareholders or, alternatively, a violation of U.S. securities laws.

                             PHILIP SERVICES CORP.
                             (PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

(25) CONTINGENCIES (in thousands) (continued)
     Under the Amended U.S. Plan, the claims in the Liff Actions and the Chazen Actions are classified as Class 8C claims. The Amended U.S. Plan provided that the claims against the Debtors arising from the Liff Actions and the Chazen Actions were discharged on the plan implementation date.

(c) Upon the acquisition of Allwaste, the Predecessor Company assumed the pre-existing indenture with respect to the Allwaste's 7 1/4% Convertible Subordinated Debentures ("Old Debentures") which were due in 2014. Effective December 1, 1998, the Predecessor Company suspended payments of interest on the Old Debentures which created a default under the indenture. Following the Predecessor Company's failure to cure the payment default within thirty days, on April 22, 1999, First Union National Bank (the "Indenture Trustee") invoked an acceleration clause and declared the principal of all the Old Debentures to be immediately due and payable. On April 27, 1999, the Indenture Trustee filed suit in the 11th Judicial District Court of Harris County, Texas seeking the full amount due and owing under the Old Debentures (the "Allwaste Collection Action").

     The commencement of the Chapter 11 cases automatically stayed the further prosecution of the Allwaste Collection Action. Under the Amended U.S. Plan, claims arising out of the Old Debentures are classified as Class 7 Impaired Unsecured Claims and received the treatment afforded such claims and were discharged under the Amended U.S. Plan as of the plan implementation date.

(d) In June 1997, pursuant to a share purchase agreement, Republic Environmental Systems, Inc. ("Republic") sold certain corporate entities to RESI Acquisition (Delaware), Inc. ("RESI") for $17 million. As consideration for the transaction, RESI paid $8 million in cash and executed two promissory notes in favor of Republic in a combined amount of $9 million. After the notes were executed, the parties made several modifications to the payment schedule, allowing RESI extra time to fulfill its obligations. However, RESI eventually defaulted and Republic thereafter brought an action in the Superior Court of the State of Delaware against the Predecessor Company and RESI to collect on the notes (the "U.S. Republic Action"). In addition to the note involved in the U.S. Republic Action, another note issued by Philip Enterprises Inc. in conjunction with the RESI acquisition existed and was the subject of litigation in Canada that was stayed in connection with the Canadian filing (the "Canadian Republic Action"). The Predecessor Company filed counterclaims alleging damages from the 1997 Share Purchase Agreement. On June 3, 1999, the court issued judgement granting Republic's Motion for Final Judgement on the Pleadings as to the notes and guaranty, and denying the Predecessor Company's motion to dismiss. On June 4, 1999, RESI filed a petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. As a result of the CCAA and Chapter 11 filings, U.S. Republic Action and the Canadian Republic Action were stayed. The claims of Republic, which are classified under the Amended U.S. Plan as Class 7 Impaired Unsecured Claims, received the treatment afforded such claims, and were discharged under the Amended U.S. Plan as of the plan implementation date.

(e) In January 1999, Exxon Chemical Company ("Exxon") asserted a claim against International Catalyst, Inc. ("INCAT"), an indirect wholly-owned subsidiary of the Predecessor Company, for damages of $32.1 million arising from certain work conducted by INCAT at Exxon's Baytown, Texas chemical plant. Exxon alleges that INCAT was responsible for the purchase and installation in 1996 of improper gasket materials in the internal bed piping flange joints of the Baytown plant which caused damages to the facility and consequential losses arising from the shutdown of the plant while repairs were made. INCAT has conducted a preliminary review of these claims and determined that it is not feasible to predict or determine the final outcome of these proceedings. INCAT intends to vigorously defend the claims and believes that it may have

                             PHILIP SERVICES CORP.
                             (PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

(25) CONTINGENCIES (in thousands) (continued) insurance coverage for such claims. There can be no assurance, though, that the outcome of the claims will not have a material adverse effect upon the financial condition or results of operations of INCAT.

(f) In November 1998, the Predecessor Company ceased paying interest on its $1.0 billion in outstanding secured syndicate debt, which includes accrued but unpaid interest of $67.9 million, and stopped making payments on certain other unsecured debt and contractual obligations ("the Unsecured Obligations"). The Predecessor Company has reached an agreement with its lending syndicate on the terms of a financial restructuring of the Predecessor Company. On June 25, 1999, the Predecessor Company and substantially all of its wholly-owned subsidiaries located in the United States filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Predecessor Company and substantially all of its wholly-owned subsidiaries located in Canada commenced proceedings under the Companies' Creditors Arrangement Act in Canada on the same date. Pursuant to the Plan, syndicate debt of the Predecessor Company of $1 billion has been converted into $250 million of senior secured debt, $100 million of convertible secured payment in-kind debt and 91% of the common shares of the Reorganized Company. The senior secured debt and the secured payment in-kind debt each have a term of five years. The Plan also provided for the conversion of certain specified impaired unsecured claims, into $60 million of payment in-kind notes and 5% of the common shares of the Reorganized Company as of the plan implementation date.

(g) The Predecessor Company is named as a defendant in several lawsuits which have arisen in the ordinary course of its business. Management of the Reorganized Company believes that none of these suits is likely to have a material adverse effect on the Predecessor Company's business or financial condition and therefore has made no provision in these financial statements for the potential liability, if any.

                             PHILIP SERVICES CORP.
                             (PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

(26) UNAUDITED QUARTERLY FINANCIAL DATA (in thousands except per share amounts)

     The table below sets forth consolidated operating results by fiscal quarter for the years ended December 31, 1999 and 1998.

                                                          1999                                         1998
                                       ------------------------------------------   -------------------------------------------
                                        FIRST      SECOND     THIRD      FOURTH      FIRST      SECOND      THIRD      FOURTH
                                       QUARTER    QUARTER    QUARTER     QUARTER    QUARTER    QUARTER     QUARTER     QUARTER
                                       --------   --------   --------   ---------   --------   --------   ---------   ---------
Revenue..............................  $415,544   $397,012   $383,413   $ 425,132   $727,704   $690,934   $ 531,024   $ 460,015
Operating expenses...................   362,587    352,941    350,287     396,533    635,846    603,112     460,380     447,339
Special charges......................        --         --         --          --         --         --     356,633     753,244
Selling, general and
  administrative.....................    49,669     50,408     36,167      41,675     48,542     57,896     110,014      53,142
Depreciation and amortization........    14,717     13,688     13,259      12,122     24,979     24,799      25,886      21,565
                                       --------   --------   --------   ---------   --------   --------   ---------   ---------
Income (loss) from operations........   (11,429)   (20,025)   (16,300)    (25,198)    18,337      5,127    (421,889)   (815,275)
Interest expense.....................    26,524     25,375        591         284     14,866     18,156      20,275      23,135
Other income and expense -- net......      (742)      (686)    (1,981)       (363)   (15,964)    (2,501)     19,191      (2,374)
Cumulative effect of change in
  accounting principle...............     1,543         --         --          --         --         --          --          --
                                       --------   --------   --------   ---------   --------   --------   ---------   ---------
Income (loss) from continuing
  operations before tax and
  reorganization costs...............   (38,754)   (44,714)   (14,910)    (25,119)    19,435    (10,528)   (461,355)   (836,036)
Reorganization costs.................        --     14,324     64,032      85,849         --         --          --          --
Income taxes.........................     1,700      2,650      1,237     (11,203)     5,271     (7,488)     37,224       6,436
                                       --------   --------   --------   ---------   --------   --------   ---------   ---------
Income (loss) from continuing
  operations.........................   (40,454)   (61,688)   (80,179)    (99,765)    14,164     (3,040)   (498,579)   (842,472)
Discontinued operations..............    (1,443)    39,175     (3,064)     (5,225)   (14,729)   (69,973)   (146,820)    (25,423)
                                       --------   --------   --------   ---------   --------   --------   ---------   ---------
Net loss.............................  $(41,897)  $(22,513)  $(83,243)  $(104,990)  $   (565)  $(73,013)  $(645,399)  $(867,895)
                                       ========   ========   ========   =========   ========   ========   =========   =========
Basic and diluted earnings per share
  Continuing operations..............  $  (0.31)  $  (0.47)  $  (0.61)  $   (0.76)  $   0.11   $  (0.02)  $   (3.80)  $   (6.42)
  Discontinued Operations............     (0.01)      0.30      (0.02)      (0.04)     (0.11)     (0.54)      (1.12)      (0.19)
                                       --------   --------   --------   ---------   --------   --------   ---------   ---------
                                       $  (0.32)  $  (0.17)  $  (0.63)  $   (0.80)        --   $  (0.56)  $   (4.92)  $   (6.62)
                                       ========   ========   ========   =========   ========   ========   =========   =========

(27) SUBSEQUENT EVENTS (in thousands)

     The Amended U.S. Plan and the Canadian Plan Supplement (collectively the "Plan") became effective on April 7, 2000. Under the Plan, syndicate debt of the Predecessor Company of $1 billion has been converted into $250 million of senior secured debt, $100 million of convertible secured payment in-kind debt and 91% of the common shares of the Reorganized Company. The Plan also provided for the conversion of certain specified impaired unsecured claims, into $60 million of unsecured payment in-kind notes and 5% of the common shares of the Reorganized Company as of the Plan effective date. The Plan allowed certain holders of the unsecured claims to receive $1.50 in face amount of unsecured convertible notes in exchange for every $1.00 in face amount of unsecured payment in-kind notes such holder would have received under the Plan. The aggregate amount of unsecured convertible notes issued will not exceed $18 million. The Predecessor Company also reached an agreement with the Canadian and U.S. class action plaintiffs to settle all class action claims for 1.5% of the common shares of the Reorganized Company. Other potential equity claimants received 0.5% of the common shares of the Reorganized Company and existing shareholders retained 2% of the common shares of the Reorganized Company.

     On April 7, 2000, the Predecessor Company sold its metals recycling and mill services businesses in the United Kingdom for proceeds of $47,684 in cash. On May 25, 2000, the Canadian Court ordered the distribution of approximately $44,587 of the net proceeds to the Reorganized Company which will reduce the term debt of the Reorganized Company.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          PHILIP SERVICES CORPORATION

                                                    /s/ PHILLIP WIDMAN
                                          By:
                                          --------------------------------------

                                                 Executive Vice President,
                                                  Chief Financial Officer